Series D Convertible Cumulative
                            Preferred Stock


                        ARTICLES SUPPLEMENTARY


                   HOME PROPERTIES OF NEW YORK, INC.






                        Articles Supplementary
                Classifying and Designating a Series of
                          Preferred Stock as
                    Series D Convertible Cumulative
                          Preferred Stock and
               Fixing Distribution and Other Preferences
                       and Rights of Such Series







                           Dated as of  June 2, 2000

                   HOME PROPERTIES OF NEW YORK, INC.




Articles Supplementary Classifying and Designating a Series of
                          Preferred Stock as
                    Series D Convertible Cumulative
                          Preferred Stock and
               Fixing Distribution and Other Preferences
                       and Rights of Such Series



     Home Properties of New York, Inc., a Maryland corporation (the "CORPORATION"), hereby certifies to the State Department of Assessments and Taxation of Maryland, pursuant to section 2-602(b) of the Annotated Code of Maryland, that:

     FIRST: Pursuant to authority granted by the Articles of Amendment and Restatement of Articles of Incorporation of the Corporation, as amended, the Board of Directors adopted a resolution at a meeting held on April 25, 2000 designating and classifying 500,000 unissued and undesignated shares of preferred stock as Series D Convertible Cumulative Preferred Stock.

     SECOND: The following is a description of the Series D Convertible Cumulative Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof:

     Section . Number of Shares and Designation. This class of preferred stock shall be designated as Series D Convertible Cumulative Preferred Stock and the number of shares which shall constitute such series shall not be more than 500,000 shares, par value $0.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors or increased by the Board of Directors only upon the approval of the holders of at least two-thirds of the Series D Preferred Stock outstanding at that time.

     Section . Definitions. For purposes of the Series D Preferred Stock, the following terms shall have the meanings indicated:

           "Authorized LP Distributions" shall have the meaning set forth in
Section 3(f).

           "Authorized Preferred Unit DistriBUTIONS" shall have the meaning set forth in Section 3(f).

           "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Stock.

           "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

           "CALL DATE" shall mean the date fixed for the redemption of the Series D Preferred Stock that is specified in the notice to holders required under Section 5(e) as the Call Date.

           "CAPITALIZED LEASE OBLIGATIONS" shall mean all obligations of the Corporation, the Operating Partnership or any Subsidiary under any capital lease which under GAAP are required to be reflected as a liability on a consolidated balance sheet of the Corporation.

           "CHANGE OF CONTROL" shall mean each occurrence of any of the following:

           (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of (A) more than 25% of the value of the Corporation's outstanding capital stock, (B) more than 25% of the voting power to elect directors of the Corporation (excluding the voting power of any series of preferred stock to elect directors pursuant to Section 10 herein) or
           (C) more than 25% of the value of the equity interests in the Operating Partnership;

           (ii)(A) the Corporation consolidates with or merges into another entity or conveys, transfers, or leases outside the ordinary course of business all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or (B) any entity consolidates with or merges into the Corporation which, in the case of a merger or consolidation under
           (A) or (B) is pursuant to a transaction in which the outstanding Common Stock is reclassified or changed into or exchanged for cash, securities or other property; PROVIDED, HOWEVER, that the events described in this clause (ii) shall not be deemed to be a Change of Control if the sole purpose of such event is that the Corporation is seeking to change its domicile or to change its form of organization from a corporation to a statutory business trust; or

           (iii) other than with respect to the election, resignation or replacement of any director designated, appointed or elected by the holders of the Series A Preferred Stock or any other series of preferred stock of the Corporation (each a "PREFERRED DIRECTOR"), if during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors of the Corporation (excluding Preferred Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

           "CHANGE OF CONTROL PRICE" shall mean: (i) from the Issue Date through the day preceding the fifth anniversary of the Issue Date, an amount per share of Series D Preferred Stock equal to the Liquidation Preference plus an amount equal to a 15% annual return thereon from the Issue Date until the date of redemption of such share of Series D Preferred Stock, compounded annually, less an amount equal to the sum of the aggregate amount of cash dividends theretofore paid or payable concurrently with such redemption on such share of Series D Preferred Stock, plus an amount equal to a 15% annual return on such cash dividends from the date of payment until the date of redemption of such share of Series D Preferred Stock and (ii) beginning on the fifth anniversary of the Issue Date, an amount equal to 100% of the Liquidation Preference, plus all accumulated, accrued and unpaid dividends to the date of repurchase.

           "CHANGE OF CONTROL RATE" shall have the meaning set forth in Section 3(d).

           "CHARTER" shall mean the Articles of Amendment and Restatement of the Articles of Incorporation of the Corporation, as amended.

           "CODE" shall mean the Internal Revenue Code of 1986, as amended.

           "COMMON STOCK" shall mean the shares of Common Stock, par value $0.01 per share, of the Corporation.

           "CONSOLIDATED BUSINESSES" means the Corporation, the Operating Partnership, Home Properties Management, Inc., Conifer Realty Corporation and each of their direct and indirect majority-owned Subsidiaries.

           "CONSTITUENT PERSON" shall have the meaning set forth in Section
     7(e).

           "CONVERSION ADJUSTMENT PRICE" shall mean the price per share of Common Stock which is the lesser of: (i) $29.70 (which shall be adjusted in the case of any combination (by reverse stock split or otherwise) of its outstanding shares of Common Stock into smaller number of shares); or
     (ii) the Conversion Price.

           "CONVERSION PRICE" shall mean the conversion price per share of Common Stock into which the shares of Series D Preferred Stock are convertible, as such Conversion Price may be adjusted pursuant to Section
     7. The initial conversion price shall be $30.00 (equivalent to a conversion rate of 3.33333 shares of Common Stock for each share of Series D Preferred Stock).

           "CONVERTIBLE SECURITIES" shall have the meaning set forth in Section 7(d)(v).

           "CURRENT MARKET PRICE" of publicly traded shares of Common Stock or any other class of shares of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sale price or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ Stock Market ("NASDAQ") National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors in accordance with the terms hereof and applicable laws.

           "DIVIDEND PAYMENT DATE" shall mean (i) for any Dividend Period with respect to which the Corporation pays a dividend on the Common Stock, the date on which such dividend is paid, or (ii) for any Dividend Period ending December 31, March 31, June 30 or September 30 with respect to which the Corporation does not pay a dividend on the Common Stock, the 25{th} day of February, May, August and November, respectively, or, if such date is not a Business Day, the next succeeding Business Day.

           "DIVIDEND PAYMENT RECORD DATE" shall mean the date on which record is to be taken for purposes of determining the stockholders entitled to receive a dividend payment to be made on the Series D Preferred Stock with respect to a Dividend Period, which shall be the same date on which record is to be taken for purposes of determining the stockholders entitled to receive a dividend payment to be made on the Common Stock with respect to such Dividend Period, or if a dividend is not to be paid on the Common Stock with respect to such Dividend Period, then a date selected by the Board of Directors in accordance with the terms hereof and applicable laws.

           "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include the last calendar day of the calendar quarter containing the Issue Date, and other than the Dividend Period during which any shares of Series D Preferred Stock shall be redeemed pursuant to Section 5 or repurchased pursuant to Section 6, which shall end on and include the Call Date with respect to the shares of Series D Preferred Stock being redeemed or the Repurchase Date for the shares being repurchased, as the case may be).

           "EBITDA" means, for any period, the Consolidated Businesses' earnings before giving effect to expenses for interest, taxes, depreciation and amortization.

           "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

           "EXPIRATION TIME" shall have the meaning set forth in Section
           7(d)(iv).

           "FAIR MARKET VALUE" shall mean the average of the daily Current Market Prices of a share of Common Stock on the 20 Trading Days immediately preceding the day in question.

           "FIXED CHARGES" means with respect to any fixed period, the sum of
     (1) Total Interest Expense; and (2) the aggregate of all dividends declared and payable on the Corporation's preferred stock and partnership preferred units (other than those partnership preferred units held on behalf of the Corporation's preferred stockholders in an amount equal to the number of outstanding shares of preferred stock and having, in all material respects, the same distribution and liquidation preferences with respect to the Operating Partnership as the preferred stock has with respect to the Corporation).

           "FULLY JUNIOR STOCK" shall mean the Common Stock and any other class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series D Preferred Stock has preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

           "FUNDAMENTAL CHANGE" shall mean each occurrence of any of the following:

           (i) the acquisition, directly or indirectly, by any Person of Beneficial Ownership (as defined in the Charter) of (A) more than 25% of the value of the Corporation's outstanding capital stock, (B) more than 25% of the voting power to elect directors of the Corporation (excluding the voting power of any series of preferred stock to elect directors pursuant to Section 10) or (C) more than 25% of the value of the equity interests in the Operating Partnership;

           (ii) other than with respect to the election, resignation or replacement of any Preferred Director or the election of a new director in replacement of any director who has died or resigned (each a "Replacement Director"), during any period of two consecutive years, the Board of Directors fails to nominate for election by the stockholders of the Corporation a majority of the individuals who at the beginning of such period constitute the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors of the Corporation (excluding Preferred Directors and Replacement Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved);

           (iii) the Corporation or one of its Subsidiaries is not the sole general partner of the Operating Partnership;

           (iv) the Corporation or any direct or indirect subsidiary of the Corporation, in one transaction or a series of related transactions, sells all or substantially all of the assets of the Corporation and its direct and indirect subsidiaries on a consolidated basis, acquires from any individual or entity, whether by way of merger, consolidation, purchase of stock or assets, lease or other form of business combination, any entity, assets or business for aggregate consideration payable in cash, securities, other property or any combination of the foregoing, with a fair market value (as determined in good faith by the Board of Directors) exceeding 50% of Total Market Capitalization determined prior to giving effect to the transaction or series of related transactions described in this clause (iv) or in exchange for a number of shares of Common Stock or common equity interests of the Operating Partnership (or securities convertible into, exercisable for or exchangeable for such securities) representing, in the aggregate, more than 40% of the combined sum of the shares outstanding immediately prior to such transaction or series of related transactions of Common Stock and the common equity interests in the Operating Partnership not held by the Corporation or any direct or indirect subsidiary immediately prior to such transaction or series of related transactions;

           (v) the Corporation effects any recapitalization or restructuring as a result of which more than 25% of the Common Stock is reclassified into shares of preferred stock or changed into or exchanged for cash, a different class of common stock, preferred stock, evidences of indebtedness, other property or any combination of the foregoing;

           (vi) the Corporation shall have incurred or suffered to exist Indebtedness exceeding 65% of Total Value and such condition continues to exist for 30 days; or
           (vii) the de-listing by the Corporation or failure by the Corporation to take reasonable actions within its control to not maintain the listing of its Common Stock on the New York Stock Exchange.

           "FUNDS FROM OPERATIONS" shall mean net income (loss) (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring, and distributions in excess of earnings allocated to other Operating Partnership interests or minority interests (as reflected in the financial statements of the Corporation) plus depreciation and amortization of assets unique to the real estate industry, all computed in a manner consistent with the revised definition of Funds From Operations adopted by the National Association of Real Estate Investment Trusts (NAREIT), in its White Paper dated October, 1999, as such definitions may be modified from time to time, as determined by the Corporation in good faith.

           "GAAP" shall mean generally accepted accounting principles as applied in the United States.

           "GUARANTEES" of the Corporation, the Operating Partnership or any Subsidiary shall mean (without duplication on a consolidated basis) all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of the Corporation, the Operating Partnership or any Subsidiary guaranteeing, any Indebtedness, dividend or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by the Corporation, the Operating Partnership or any Subsidiary : (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds: (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof, PROVIDED, HOWEVER, that the term "Guarantees" shall not include
     (y) guarantees of completion unless and until a claim for payment has been made thereunder, at which time such completion guarantee shall be deemed Indebtedness to the extent of the claim, and (z) Low Income Housing Credit Guarantees, unless and until a claim for payment is made thereunder. For the purposes of any computations made under these Articles Supplementary, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of the Indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

           "INDEBTEDNESS" shall mean, without duplication on a consolidated basis (i) all obligations of the Corporation, the Operating Partnership or any Subsidiary for borrowed money, (ii) all obligations of the Corporation, the Operating Partnership or any Subsidiary evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Corporation, the Operating Partnership or any Subsidiary under conditional sale or other title retention agreements relating to property purchased by the Corporation, the Operating Partnership or any Subsidiary,
     (iv) all obligations of the Corporation, the Operating Partnership or any Subsidiary issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice), (v) all other obligations, contingent or otherwise, which, in accordance with GAAP, should be classified on the Corporation's, Operating Partnership's or any Subsidiary's balance sheets as liabilities, whether or not so classified,
     (vi) all liabilities secured by any mortgage, pledge, security interest, lien charge or other encumbrance existing on any property or asset now owned by, or acquired by, the Corporation, the Operating Partnership, or any of their Subsidiaries (vii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by the Corporation, the Operating Partnership or any Subsidiary whether or not the obligations secured thereby have been assumed, (viii) all Capitalized Lease Obligations of the Corporation, the Operating Partnership or any Subsidiary, (ix) all Guarantees of the Corporation, the Operating Partnership or any Subsidiary, (x) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of the Corporation, the Operating Partnership or any Subsidiary, (xi) all obligations arising out of foreign exchange contracts, and (xii) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, as valued in accordance with GAAP consistently applied.

           "ISSUE DATE" shall mean the date on which the shares of Series D Preferred Stock are issued.

           "JUNIOR STOCK" shall mean the Common Stock and any other class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series D Preferred Stock has preference or priority in (i) the payment of dividends or (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

           "LIQUIDATION PREFERENCE" shall have the meaning set forth in Section 4(a).

           "LOW INCOME HOUSING CREDIT GUARANTEES" means assurances by the Corporation or the Operating Partnership to limited partners of certain affiliates of the Corporation that the properties developed and operated by such affiliates will be kept in compliance with applicable provisions of the Code to avoid loss or recapture of low income housing tax credits.

           "NON-ELECTING SHARE" shall have the meaning set forth in Section
     7(e).

           "OPERATING PARTNERSHIP" shall mean Home Properties of New York, L.P., a New York limited partnership.

           "OPERATING PARTNERSHIP AGREEMENT" shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended.

           "PARITY STOCK" shall have the meaning set forth in Section 9(b).

           "PERSON" shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

           "PURCHASED SHARES" shall have the meaning set forth in Section 7(d)(iv).

           "PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement dated as of June 5, 2000 by and among the Corporation, the Operating Partnership and The Equitable Life Assurance Society of the United States.

           "RECORD DATE" shall have the meaning set forth in Section 7(f).

           "REIT TERMINATION EVENT" shall mean the earliest to occur of:

           (i) the filing of a federal income tax return by the Corporation for any taxable year on which the Corporation does not elect to be taxed as a real estate investment trust;

           (ii) the approval by the stockholders of the Corporation of a proposal for the Corporation to cease to qualify as a real estate investment trust;

           (iii) the public announcement by the Corporation that it has ceased to qualify as a real estate investment trust;

           (iv) a determination by the Board of Directors of the Corporation, based on the advice of counsel, that the Corporation has ceased to qualify as a real estate investment trust; or

           (v) the Corporation or its duly authorized representatives shall receive a determination or conclusion, whether in proposed or final form, from the Internal Revenue Service or one of its representatives that the Corporation has failed to meet the requirements for REIT qualification and taxation as a REIT under Sections 856-860 of the Code for one or more taxable years, occurring from and after January 1, 1994, including, without limitation, a statutory notice of deficiency, a notice of proposed deficiency, a proposed or final revenue agent's report, a Field Service Advice, Technical Advice Memorandum, or similar conclusion; PROVIDED, HOWEVER, that if the determination or conclusion is in proposed or draft form, such receipt shall not constitute a "REIT Termination Event" unless such determination or conclusion is not withdrawn or otherwise terminated within 270 days following such receipt, or if the Company receives an opinion of its independent counsel or accountants that the Company's REIT status should be upheld.

           "REPURCHASE DATE" shall mean the date of repurchase of the shares of Series D Preferred Stock or the date such payment is made available as provided in Section 6(a)(iii).

           "REPURCHASE OFFER" shall have the meaning set forth in Section 6(a)(ii).

           "REPURCHASE PRICE" shall have the meaning set forth in Section
     6(a)(i).

           "SECURITIES" and "SECURITY" shall have the meanings set forth in
     Section 7(d)(iii).

           "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

           "SENIOR STOCK" shall mean any class or series of capital stock of the Corporation hereafter issued and outstanding which has preference or priority over the Series D Preferred Stock (i) in the payment of dividends or (ii) in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

           "SERIES A PREFERRED STOCK" shall mean the shares of Series A Senior Convertible Preferred Stock issued by the Corporation.

           "SERIES D PREFERRED STOCK" shall mean the shares of Series D Convertible Cumulative Preferred Stock.

           "SET APART FOR PAYMENT" shall mean that funds for the payment of dividends or other distributions are irrevocably delivered to a disbursing, paying or other similar agent for the sole purpose of satisfying the Corporation's obligation to make a required dividend payment or other distribution.

           "SHARES" shall have the meaning set forth in Section 12.

           "STATED VALUE" shall mean $100.00 per share of Series D Preferred Stock.

           "SUBSIDIARIES" shall mean any entities that would be treated as consolidated subsidiaries of the Corporation or the Operating Partnership for financial accounting purposes under GAAP.

           "TOTAL INTEREST EXPENSE" means, for any period, the sum of: (i) interest expense of the Consolidated Businesses paid during such period; and (ii) interest expense of the Consolidated Businesses accrued and/or capitalized for such period, in each case including any participating interest expense, the amortization of loan fees, original issue discount, non-cash interest payment, the interest component of Capitalized Lease Obligations and hedging costs, but excluding any extraordinary interest expense and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.

           "TOTAL VALUE" shall mean, as of any date, the sum of: (i) the Undepreciated Real Estate Assets; and (ii) all other assets of the Corporation and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

           "TRADING DAY" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the securities market in which the securities are traded.

           "TRANSACTION" shall have the meaning set forth in Section 7(e).

           "TRANSFER AGENT" shall mean Chase Manhattan Shareholder Services or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series D Preferred Stock.

           "UNDEPRECIATED REAL ESTATE ASSETS" shall mean, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Corporation and its Subsidiaries on such date, before depreciation, amortization, or other market value adjustments (as such market value adjustments would otherwise be required by GAAP) determined on a consolidated basis in accordance with GAAP.

           "UNITS" shall mean Partnership Units as that term is defined in the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended.

           "VOTING PREFERRED STOCK" shall have the meaning set forth in Section 10.

     Section 3.  DIVIDENDS.

         (a) The holders of record of shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends which are cumulative; preferential over the dividends paid on the Corporation's Common Stock and pari passu with the dividends paid on the Corporation's Parity Stock; and payable in arrears in an amount per share equal to the greatest of: (i) 8.775% of the Liquidation Preference per annum (equivalent to $8.775 per share of Series D Preferred Stock) subject to adjustment in accordance with Section 3(d), (ii) the ordinary cash dividends (determined on each Dividend Payment Date) on the shares of Common Stock, or portion thereof, into which a share of Series D Preferred Stock is convertible, or (iii) the rate set forth in Section 3(c) if
     Section 3(c) is applicable. The dividends referred to in clause (ii) of the preceding sentence shall equal the number of shares of Common Stock, or portion thereof, into which a share of Series D Preferred Stock is convertible, multiplied by the most current quarterly dividend on a share of Common Stock declared on or before the applicable Dividend Payment Date. If the Corporation declares and pays an ordinary cash dividend on the Common Stock with respect to a Dividend Period after a Dividend Payment Date is determined pursuant to clause (ii) of the definition of Dividend Payment Date and the dividend calculated pursuant to clause (ii) of this paragraph (a) with respect to such Dividend Period is greater than the dividend previously declared on the Series D Preferred Stock with respect to such Dividend Period, the Corporation shall pay an additional dividend to the holders of the Series D Preferred Stock on the date on which the dividend on the Common Stock is paid, in an amount equal to the difference between (y) the dividend calculated pursuant to clause (ii) of this paragraph (a) and (z) the amount of dividends previously declared on the Series D Preferred Stock with respect to such Dividend Period.

           The dividends shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on Dividend Payment Dates. Each such dividend shall be payable in arrears to the holders of record of shares of Series D Preferred Stock as they appear in the records of the Corporation at the close of business on such record dates, not fewer than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. To the extent that a dividend required by this Section 3 is not paid on any Dividend Payment Date, the amount not paid shall accumulate and accrue interest at the annual rate of 8.775% compounded quarterly on each Dividend Payment Date that it remains unpaid. Accrued and unpaid dividends (and any interest thereon) for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not fewer than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Directors. Any dividend payment made on Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to Series D Preferred Stock which remains payable.

           (b) The amount of dividends referred to in clauses (i) and (iii) of
     Section 3(a) payable for each full Dividend Period on the Series D Preferred Stock shall be computed by dividing the annual dividend rate by four. The initial Dividend Period will include a partial dividend for the period from the Issue Date until the last calendar day of the calendar quarter containing the Issue Date. The amount of dividends payable either under clause (i), clause (ii) or clause (iii) for such period, or any other period shorter than a full Dividend Period, on the Series D Preferred Stock shall be computed ratably on the basis of a 360-day year of twelve 30-day months and the amount of such dividend shall equal the dividend payable with respect to the Dividend Period multiplied by a fraction (x) the numerator of which is (i) the number of days from the Issue Date to the end of the Dividend Period, or (ii) the number of days from the beginning of the Dividend Period to the Call Date or the Repurchase Date, as the case may be, and (y) the denominator of which is
     90. Holders of shares of Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series D Preferred Stock.

           (c) If at the end of any calendar quarter the ratio of EBITDA to Fixed Charges shall be less than 1.75 to 1.0 (a "Covenant Failure"), the dividend rate payable upon the shares of Series D Preferred Stock pursuant to paragraph (a)(i) of this Section 3 (as such dividend rate may be increased in accordance with Section 3(d) below) shall be increased by .50% per annum until the last day of the calendar quarter during which such Covenant Failure shall have been cured and shall no longer be continuing, subject to revesting in the event of any subsequent Covenant Failure.

           (d) If at any time a Change of Control shall occur, the dividend rate payable upon the shares of Series D Preferred Stock pursuant to subsection (a)(i) of this Section 3 shall be from and after the date of such Change of Control a per annum rate equal to the sum of (A) 8.00% plus
     (B) the then published (in the Wall Street Journal) rate for a U.S. Treasury note maturing on the date closest to the five year anniversary of the date the Change of Control occurs, such rate to be fixed as of the date such Change of Control occurs (the "CHANGE OF CONTROL RATE"); provided, however, that in no event shall such rate be less than 8.775%.

           (e) So long as any shares of Series D Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Stock for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series D Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series D Preferred Stock and accumulated and unpaid on such Parity Stock.

           (f) So long as any shares of Series D Preferred Stock are outstanding, (i) no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Stock) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment upon Junior Stock; (ii) no shares of any Junior Stock shall be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any Subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Stock); and (iii) the Corporation shall not authorize, take or cause or permit to be taken or caused any action of the general partner of the Operating Partnership, that will result in (A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions made concurrently with distributions payable to the Corporation in respect of its partnership interest or preferred units in each case that will be used by the Corporation to fund the payment in full of all accrued dividends (such distributions to the Corporation in respect of its partnership interest being referred to as "Authorized LP Distributions" and such distributions to the Corporation in respect of its preferred units being referred to as "Authorized Preferred Unit Distributions"), or the setting aside of any funds or assets for payment of any distributions to its partners (other than those made concurrently with Authorized LP Distributions or Authorized Preferred Unit Distributions) or (B) the redemption or purchase (directly or indirectly, including, without limitation, through the Operating Partnership or any Subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of any partnership interests in the Operating Partnership, except for exchange or conversions of partnership interests in the Operating Partnership in the ordinary course into shares of Common Stock, or the payment of cash by the Operating Partnership upon the exercise by any partner of the Operating Partnership to a Limited Partner, upon such partner's exercise of its Purchase Rights (as defined in the Operating Partnership Agreement), in accordance with Section 6.08 of the Operating Partnership Agreement, unless in each case (i) the full cumulative dividends (and interest thereon) on all outstanding Senior Stock, Series D Preferred Stock and any other Parity Stock of the Corporation shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods with respect to the Senior Stock, all past Dividend Periods with respect to the Series D Preferred Stock and all past dividend periods with respect to such Parity Stock, and (ii) sufficient funds shall have been or contemporaneously are set apart for payment in full of any obligations of the Corporation in respect of Series D Preferred Stock called for redemption by the Corporation pursuant to Section 5 or required to be repurchased from any holder pursuant to Section 6.

           (g) No distributions on Series D Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its Indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     Section 4.  LIQUIDATION PREFERENCE.

           (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of the Series D Preferred Stock shall be entitled to receive One Hundred Dollars ($100.00) (the "LIQUIDATION PREFERENCE") per share of Series D Preferred Stock plus an amount equal to all dividends (whether or not declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment; PROVIDED, that the dividend payable with respect to the Dividend Period containing the date of final distribution shall be equal to the greater of (i) the dividend provided in Section 3(a)(i) or
     (iii), as applicable, or (ii) the dividend determined pursuant to Section 3(a)(ii) for the preceding Dividend Period. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series D Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series D Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Corporation's property or business, or
     (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

           (b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series D Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series D Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock shall not be entitled to share therein.

     Section 5.  REDEMPTION AT THE OPTION OF THE CORPORATION.

          (a) Except as provided in paragraph (b) below, the Series D Preferred Stock shall not be redeemable by the Corporation prior to the fifth anniversary of the Issue Date. The Series D Preferred Stock may be redeemed, in whole but not in part, at the option of the Corporation at any time on or after the fifth anniversary of the Issue Date out of funds legally available therefor at a redemption price per share payable in cash equal to the Liquidation Preference per share of Series D Preferred Stock (plus all accumulated, accrued and unpaid dividends as provided below). The Series D Preferred Stock shall be redeemed in whole by the Company on the fiftieth anniversary of the Issue Date. In the event the Series D Preferred Stock is redeemed on the fiftieth anniversary of the Issue Date, then the redemption price per share of Series D Preferred Stock shall be payable, at the option of the Corporation, either: (i) in cash in an amount equal to the Liquidation Preference per share of Series D Preferred Stock (plus all accumulated, accrued and unpaid dividends as provided below); or (ii) by issuance of that number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (A) the Liquidation Preference per share of Series D Preferred Stock (plus all accumulated, accrued and unpaid dividends) by (B) the Conversion Price (as in effect at the time).

           (b) If a Change of Control shall occur, the Corporation shall have the right, to the extent that the Corporation shall have funds legally available therefor, to redeem, in whole but not in part, the outstanding shares of Series D Preferred Stock at a redemption price per share payable in cash equal to the Change of Control Price, by notice in writing to the holders of Series D Preferred Stock no later than 30 days following the occurrence of such Change of Control.

           (c) Concurrently with any redemption of shares of Series D Preferred Stock pursuant to this Section 5, and except for dividends paid pursuant to the next sentence, the Corporation shall pay all accumulated, accrued and unpaid dividends (whether or not declared and including any interest thereon), if any, thereon through and including the Call Date. If the Call Date falls after a Dividend Payment Record Date and prior to the corresponding Dividend Payment Date, then each holder of shares of Series D Preferred Stock at the close of business on such Dividend Payment Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date or a default in the payment of the dividend due.

           (d) The Corporation may not purchase or acquire shares of Series D Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Stock.

           (e) Notice of the redemption of shares of Series D Preferred Stock under this Section 5 shall be mailed by certified mail, return receipt requested, to each holder of record of shares of Series D Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation's records, not fewer than 30 nor more than 60 days prior to the Call Date. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law, each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the redemption price; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then-current Conversion Price; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Series D Preferred Stock so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of shares of Series D Preferred Stock of the Corporation shall cease (except the rights to convert and to receive the redemption price, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends accrued and payable thereon through and including the Call Date). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall: (i) deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $500,000,000, the funds in cash necessary for such redemption (including amounts sufficient to pay all accumulated, accrued and unpaid dividends through the Call
     Date), in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Series D Preferred Stock so called for redemption; and (ii) provide adequate notice of such arrangements to the holders of Series D Preferred Stock for purpose of surrendering their shares. No interest shall accrue for the benefit of the holders of shares of Series D Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

           As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for the redemption price (without interest thereon) for which such shares have been redeemed.

     Section 6. REPURCHASE UPON FUNDAMENTAL CHANGE OR REIT TERMINATION EVENT.

           (a) If a Fundamental Change or REIT Termination Event shall occur:

           (i) Each holder of shares of Series D Preferred Stock shall have the right to require the Corporation, to the extent that the Corporation shall have funds legally available therefor, to repurchase, in whole or in part, such holder's shares of Series D Preferred Stock held on the date that such holder receives the notice described in subsection 6(a)(ii) at a repurchase price (the "REPURCHASE PRICE") payable in cash in an amount equal to (x) in the case of a Fundamental Change, 100% of the Liquidation Preference or (y) in the case of a REIT Termination Event, 105% of the Liquidation Preference (plus, in the case of each of (x) and (y), all accumulated, accrued and unpaid dividends through and including the date of repurchase) in each case as described below; PROVIDED, HOWEVER, that if a REIT Termination Event occurs subsequent to five (5) years following the Issue Date, the Repurchase Price shall equal 100% of the Liquidation Preference plus all accumulated, accrued and unpaid dividends (whether or not declared and including any interest thereon) through and including the date of repurchase.

           (ii) Upon occurrence of such Fundamental Change or REIT Termination Event, the Corporation shall mail by certified mail, return receipt requested, or deliver by overnight courier a notice (the "REPURCHASE OFFER") to each holder of shares of Series D Preferred Stock stating (A) that a Fundamental Change or REIT Termination Event has occurred, describing in general terms the nature of such event, and that such holder has the right to require the Corporation to repurchase all shares of Series D Preferred Stock then held by such holder in cash; (B) the Repurchase Date (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the occurrence of such Fundamental Change or REIT Termination Event, or such later date as may be necessary to comply with the requirements of the Exchange Act); (C) the Repurchase Price; (D) the place or places at which certificates for such shares are to be surrendered; (E) that dividends on the shares to be repurchased shall cease to accrue on such Repurchase Date except as otherwise provided herein; and (F) the reasonable instructions determined by the Corporation, consistent with this subsection, that such holder must follow in connection with the repurchase of its shares of Series D Preferred Stock.

           (iii) On the Repurchase Date, the Corporation shall, to the extent lawful (and to the extent any payment is unlawful, promptly after the date on which such payment thereafter becomes lawful), accept for payment the shares of Series D Preferred Stock tendered pursuant to the Repurchase Offer described in Subsection 6(a)(ii). The Corporation's obligation to provide cash in accordance with Subsection 6(a)(ii) shall be deemed fulfilled if, on or before the Repurchase Date, the Corporation shall: (A) deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $500,000,000, the funds in cash necessary for such repurchase of all shares of Series D Preferred Stock so tendered (including amounts sufficient to pay all accumulated, accrued and unpaid dividends through the Repurchase Date), in trust, with irrevocable instructions that such cash be applied to the repurchase of the shares of Series D Preferred Stock so tendered for repurchase; and (B) provide adequate notice of such arrangements to the holders of Series D Preferred Stock for purposes of surrendering their shares. No interest shall accrue for the benefit of the holders of shares of Series D Preferred Stock to be repurchased on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Repurchase Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for repurchase shall look only to the general funds of the Corporation for the payment of such cash.

           (iv) As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been repurchased.

           (b) Notwithstanding anything else herein, to the extent they are applicable to any such repurchase, the Corporation will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted only as necessary to comply with such laws, rules and regulations.

           (c) The Corporation may, upon ten (10) Business Days' advance notice to each holder of the Series D Preferred Stock of a Fundamental Change, request a waiver of such holder's rights under this Section 6; PROVIDED, HOWEVER, that the failure of any holder to respond to or otherwise act upon such request shall not be deemed to create or imply a waiver or otherwise affect such holder's rights under this Section 6.

     Section 7. CONVERSION. Holders of shares of Series D Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

           (a) Subject to and upon compliance with the provisions of this
     Section 7 and the provisions of Article VII of the Corporation's Amended and Restated Articles of Incorporation, as amended, a holder of shares of Series D Preferred Stock shall have the right, at any time, at his or her option, to convert all or any part of such shares into the number of fully paid and non-assessable shares of Common Stock obtained by dividing: (1) the sum of (A) the aggregate Liquidation Preference of such shares plus
     (B) the aggregate amount, if any, of all dividends (except for the quarter in which the conversion occurred, whether or not declared) accumulated, accrued and unpaid (and any interest thereon through the date of conversion) on the Shares of Series D Preferred Stock to be converted by
     (2) the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 7); PROVIDED, HOWEVER, that the right to convert shares called for redemption pursuant to Section 5 or to be repurchased pursuant to Section 6 shall terminate at the close of business on the fifth Business Day prior to the date fixed for such redemption or repurchase, unless the Corporation shall default in making payment of the cash payable upon such redemption or repurchase under Section 5 or Section 6, as the case may be.

           (b) In order to exercise the conversion right, the holder of each share of Series D Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent or if there is no Transfer Agent, at the principal offices of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Series D Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series D Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation or the Transfer Agent, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

           Holders of shares of Series D Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. The Corporation shall make no payment or allowance for undeclared dividends on the shares of Series D Preferred Stock that would have accrued otherwise in the quarter in which the conversion occurred.

           As promptly as practicable after the surrender of certificates for shares of Series D Preferred Stock as aforesaid (and in any event within three business days following such surrender), the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

           Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for the shares of Series D Preferred Stock to be converted shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such surrendered shares shall have been surrendered and such notice is received by the Corporation.

           (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the shares of Series D Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be issuable upon the conversion of a share of Series D Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D Preferred Stock so surrendered.

     (d) The Conversion Price shall be adjusted from time to time as follows:

           (i) If the Corporation shall, after the Issue Date: (A) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any shares of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such shares of Series D Preferred Stock had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

                (ii) If the Corporation shall issue, after the Issue Date, rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by
           (B) a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for shares of Common Stock would purchase at Fair Market Value, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

           (iii) If the Corporation shall distribute to all holders of Common Stock any securities of the Corporation (other than shares of Common Stock) or evidence of its indebtedness or assets (excluding cumulative cash dividends or distributions paid with respect to the shares of Common Stock after December 31, 1999 which are not in excess of the following: the sum of (A) the Corporation's cumulative undistributed Funds from Operations at December 31, 1999, plus (B) the cumulative amount of Funds from Operations, as determined by the Board of Directors, after December 31, 1999, minus
           (C) the cumulative amount of dividends accrued or paid in respect of the Series D Preferred Stock or any other class or series of preferred stock of the Corporation after the Issue Date) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of shares of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase shares of Common Stock, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) collectively called the "SECURITIES" and individually a "SECURITY"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (x) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such distribution less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, shall be conclusive), of the portion of the Securities or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such distribution. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (h) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the shares of Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a Person converting a share of Series D Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); PROVIDED that on the date, if any, on which a person converting a share of Series D Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

           (iv) In case a tender or exchange offer (which term shall not include open market repurchases by the Corporation) made by the Corporation or any subsidiary of the Corporation for all or any portion of the shares of Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors, whose determination, if made in good faith, shall be conclusive and described in a resolution of the Board of Directors), at the last time (the "EXPIRATION TIME") tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced to equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph, by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time, multiplied by the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum, being referred to as the "PURCHASED SHARES") and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

           (v) If the Corporation shall, after the Issue Date, issue or sell shares of its Common Stock or securities convertible or exchangeable into Common Stock ("Convertible Securities") for a gross consideration per share (including any gross consideration payable upon conversion or exchange of the Convertible Securities) less than the Conversion Adjustment Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale, the Conversion Price shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying
           (i) the Conversion Price in effect immediately prior to such issuance or sale by (ii) the number of outstanding shares of Common Stock immediately prior to such issuance or sale, plus (2) the gross proceeds, if any, received by the Corporation upon such issuance or sale (including any gross consideration payable upon conversion or exchange of the Convertible Securities), by (b) the number of outstanding shares of Common Stock (assuming the full conversion or exercise of all such Convertible Securities) immediately after such issuance or sale.

           (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments that by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph (vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price: (a) for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts of cash in shares of Common Stock under such plan; (b) the issuance of options and the shares of Common Stock issued upon exercise of such options pursuant to an employee or director stock option program approved by the Board of Directors of the Corporation; or (c) the issuance of limited partnership interests in the Operating Partnership, or any other equity or debt securities which are convertible, directly or indirectly, into or exchangeable for Common Stock in connection with the acquisition of property or real estate operating businesses or equity interests in such businesses and the Common Stock issued upon
           conversion thereof.   All calculations under this Section 7 shall be
           made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

           (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of its Common Stock, sale of all or substantially all of the Corporation's assets, either taken alone or on a consolidated basis, or recapitalization of the shares of Common Stock and excluding any transaction as to which subparagraph (d)(i) of this
     Section 7 applies) (each of the foregoing being referred to herein as a "TRANSACTION"), in each case as a result of which all or substantially all of the shares of Common Stock are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each share of Series D Preferred Stock which is not redeemed or converted into the right to receive shares, securities or other property prior to such Transaction shall upon consummation of such Transaction be converted into the right to receive the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series D
     Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this paragraph (e) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph
     (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the shares of Series D Preferred Stock that will contain provisions enabling the holders of the shares of Series D Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of shares of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

           (f) If:

                (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock (other than cash dividends or distributions paid with respect to the shares of Common Stock after December 31, 1999 not in excess of the sum of the Corporation's cumulative undistributed Funds from Operations at December 31, 1999, plus the cumulative amount of Funds from Operations, as determined by the Board of Directors, after December 31, 1999, minus the cumulative amount of dividends accrued or paid in respect of the shares of Series D Preferred Stock or any other class or series of preferred stock of the Corporation after the Issue Date); or

            (ii) the Corporation shall authorize the granting to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

            (iii) there shall be any reclassification of the shares of Common Stock (other than an event to which subparagraph (d)(i) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or a self tender offer by the Corporation for all or substantially all of its outstanding shares of Common Stock or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

            (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of Series D Preferred Stock at their addresses as shown on the records of the Corporation a notice stating (A) the date on which a record is to be taken (the "RECORD DATE") for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective (the "EFFECTIVE DATE"), and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Such notice shall be given to the holders of shares of Series D Preferred Stock as promptly as possible, but in all cases at least 10 days prior to the Record Date for purposes of clause (A) above and the Effective Date for purposes of clause
     (B) above, as the case may be. Failure to give or receive such notice or any defect therein to any holder of Series D Preferred Stock shall not affect the legality or validity of the proceedings described in this
     Section 7, except as to the holder to whom notice was defective or not given.

        (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series D Preferred Stock at such holder's last address as shown on the records of the Corporation.

        (h) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series D Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

       (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

       (j) If the Corporation shall take any action affecting the shares of Common Stock, other than actions described in this Section 7, that in the opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the shares of Series D Preferred Stock, the Conversion Price for the shares of Series D Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

       (k) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the shares of Series D Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series D Preferred Stock not theretofore converted. For purposes of this paragraph (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series D Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

           The Corporation covenants that any shares of Common Stock issued upon conversion of the shares of Series D Preferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

           The Corporation will cause to be listed the shares of Common Stock required to be delivered upon conversion of the shares of Series D Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

           The Corporation shall endeavor to comply with all federal and state securities laws and regulations thereunder in connection with the issuance and delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the shares of Series D Preferred Stock. The certificates evidencing such securities shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Corporation may in good faith deem appropriate.

        (l) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the shares of Series D Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Series D Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation, or provided for such payment to the reasonable satisfaction of the Corporation, the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

     Section 8. SHARES TO BE RETIRED. All shares of Series D Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of capital stock of the Corporation, without designation as to class or series.

     Section 9. RANKING. The Series D Preferred Stock shall, with respect to the payment of dividends and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation, and to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock; (b) on a parity with the Corporation's Series B Convertible Cumulative Preferred Stock and Series C Convertible Cumulative Preferred Stock, and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Stock (such equity securities are herein referred to as "Parity Stock"); and (c) junior to the Corporation's Series A Preferred Stock, and to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Stock. The term "equity securities" shall not include convertible debt securities.

     Section 10. VOTING. If and whenever six or more quarterly dividends (whether or not consecutive) payable on the shares of Series D Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not declared, the Board of Directors shall take such action as may be necessary to increase the number of directors by two and the holders of Series D Preferred Stock, together with the holders of shares of every other series of Parity Stock (any such other series, the "VOTING PREFERRED STOCK"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the shares of Series D Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the shares of Series D Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, then the right of the holders of the shares of Series D Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as directors by the holders of the shares of Series D Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Series D Preferred Stock and the Voting Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder of shares of Series D Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the shares of Series D Preferred Stock and of the Voting Preferred Stock for the election of the directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the By-laws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series D Preferred Stock may call such meeting at the expense of the Corporation, upon the notice above provided, and for that purpose shall have access to the records of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the shares of Series D Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the shares of Series D Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

     So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Corporation's Amended and Restated Articles of Incorporation, as amended, the approval of at least 66-2/3% of the votes entitled to be cast by the holders of the shares of Series D Preferred Stock given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

        (a) Any amendment, alteration or repeal of any of the provisions of the Charter, the Corporation's By-Laws, as amended, or these Articles Supplementary that materially and adversely affects any of the voting powers, rights, preferences or privileges of the holders of the shares of Series D Preferred Stock; PROVIDED, HOWEVER, that the amendment of the Charter, so as to authorize or create or increase the authorized amount of any shares of Fully Junior Stock, any shares of Junior Stock that are not senior in any respect to the Series D Preferred Stock, or any shares of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights, preferences or privileges of the holders of shares of Series D Preferred Stock; or

        (b) A share exchange that affects the shares of Series D Preferred Stock, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each share of Series D Preferred Stock (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of Series D Preferred Stock (except for changes that do not materially and adversely affect the holders of the shares of Series D Preferred Stock); or

        (c) The authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class ranking prior to the shares of Series D Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends; or

        (d) Any increase in the authorized amount of shares of Series D Preferred Stock or decrease in the authorized amount of shares of Series D Preferred Stock below the number of shares then issued and outstanding;

PROVIDED, HOWEVER, that no such vote of the holders of shares of Series D Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption or repurchase of all shares of Series D Preferred Stock at the time outstanding to the extent such redemption or repurchase is authorized by Sections 5 or 6 of these Articles Supplementary; and PROVIDED, FURTHER, that except as otherwise required by law or provided in the Charter, the holders of Common Stock shall not be entitled to vote on any matter submitted to a vote of the holders of Series D Preferred Stock pursuant to Section 10 hereof.

     For purposes of the foregoing provisions of this Section 10, each share of Series D Preferred Stock shall have one (1) vote per share, except that when any other series of preferred stock shall have the right to vote with the shares of Series D Preferred Stock as a single class on any matter, then the shares of Series D Preferred Stock and such other series shall have with respect to such matters one (1) vote per $100.00 of stated Liquidation Preference. Except as otherwise required by applicable law or as set forth herein, the shares of Series D Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Corporation action.

     Section 11. RECORD HOLDERS. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     Section 12. Ownership Limit. The acquisition and ownership of the shares of Series D Preferred Stock and the shares of Common Stock into which such shares may be converted (collectively, the "Shares") shall be exempt from the Ownership Limit (as defined in Section 7.2 of the Charter) and shall not be included when calculating whether a person has "Beneficial Ownership" of Stock (as defined in Section 7.1 of the Charter) in excess of the Ownership Limit, except, if the Beneficial Ownership of the Shares in excess of the Ownership Limit would cause the Company to be disqualified as a REIT (as defined in the Charter) under the REIT Provisions (as defined in the Charter), then the Shares in excess of the Ownership Limit shall convert to Excess Shares in accordance with Section 7.5 of the Charter. Except as provided above in this Section 12, all restrictions on ownership and transferability of Preferred Stock and Common Stock as set forth in the Charter shall apply to the Shares and to the holders thereof and the exemption set forth above in this Section 12 shall only be available to the initial holders who purchase their Series D Preferred Stock directly from the Company and shall not automatically attach to the Shares or be available automatically to any subsequent purchaser of the Shares. Notwithstanding anything contained in the Charter, including, without limitation, Section 7.7 thereof, the exemption provided for in this Section 12 shall be irrevocable and the Board of Directors shall not amend, modify, revoke or rescind the exemption with respect to any such initial holder without their prior written consent.


IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed its name and on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of this document are true in all material respects and this statement is made under penalties of perjury.

     June 2, 2000

                           HOME PROPERTIES OF NEW YORK, INC.


                           By: /s/ Nelson B. Leenhouts
                           Name:  Nelson B. Leenhouts
                           Its:   President


I, Ann M. McCormick, Secretary, hereby acknowledge on behalf of Home Properties of New York, Inc. that the foregoing Articles Supplementary are the corporate act of said corporation under penalties of perjury.

Attest:



 /s/ Ann M. McCormick
Name  Ann M. McCormick
Secretary